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                                                                    EXHIBIT 23.1

                      CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated July 19, 1996 which appears on page F-1 of International Network Service's Registration Statement on Form S-1 declared effective on September 18, 1996. We also consent to the application of such report to the Financial Statement Schedule for the three years ended June 30, 1996 listed under item 16(b) of such Registration Statement on Form S-1 when such schedule is read in conjunction with the financial statements referred to in our report. The audits referred to in such report also included this schedule.



PRICE WATERHOUSE LLP
San Jose, California
January 30, 1997